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                                                                     EXHIBIT 4.1


                           GALILEO INTERNATIONAL, INC.
                                9700 West Higgins
                               Rosemont, IL 60618


                                  June 15, 2001


LaSalle Bank National Association
Corporate Trust Department
135 S. LaSalle Street, Suite 1960
Chicago, Illinois  60603

Attention: Mark Rimkus


                     Re: Amendment No. 1 to Rights Agreement

Dear Mr. Rimkus:

                  Pursuant to Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of February 22, 2001, between Galileo International, Inc. (the "Company"), and LaSalle Bank National Association, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

                  1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "(a) "Acquiring Person" means any Person (other than the Company or any Related Person) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the then-outstanding Common Shares; provided, however, that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares thereafter becomes an Affiliate or Associate of such Person; provided further, however, that any Person (other than the Company or any Related Person) that, or which, together with all Affiliates and Associates of such Person, Beneficially Owns 15% or more of the then-outstanding Common Shares as of the date of this Agreement shall not be deemed to have become an Acquiring Person unless and until such time as such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of 20% or more of the then-outstanding Common Shares; provided further, however, that none of Parent, Purchaser or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person solely as a result of the approval, execution or delivery of the Merger Agreement, the Option Agreement,


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                  the SAir Agreement or the Transaction Support Agreement or the
                  consummation of the transactions contemplated thereby, including without limitation the purchase of Common Shares through the exercise of the Option (as defined in the Option Agreement), unless and until such time as (i) such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of additional Common Shares other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Board of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable (as determined by the Board of Directors of the Company) a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

                  2. Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "(b) "Affiliate" and "Associate" will have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement; provided, however, that a Person will not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons (i) are or were Directors of the Company, (ii) are, as of the date of this Agreement, parties to any of the agreements set forth on
                  Schedule I hereto, each as in effect on the date of this Agreement, without giving effect to any amendment, modification or supplement to such agreements that takes effect after the date of this Agreement, (iii) are, as of June 15, 2001, parties to the Transaction Support Agreement, without giving effect to any amendment, modification or supplement to such agreement that takes effect after June 15, 2001, or (iv) become parties to the SAir Agreement."

                  3. Section 1(c)(iv) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "(iv) of which any other Person is the Beneficial Owner, if such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person (or any of such other Person's Affiliates or Associates) with respect to acquiring, holding, voting or disposing of any securities of the Company; provided, however, that a Person will not be deemed to be the Beneficial Owner or to Beneficially Own securities Beneficially Owned by another Person solely because both Persons (i) are, as of the date of this Agreement, parties to any of the agreements set forth on Schedule I hereto, each as in effect on the date of this Agreement, without giving effect to any amendment, modification or supplement to such agreements that takes effect after the date of this Agreement
                  (ii) are, as of June 15, 2001, parties to the Transaction Support



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                  Agreement, without giving effect to any amendment,
                  modification or supplement to such agreement that takes effect after June 15, 2001, or (iii) become parties to the SAir Agreement."

                  4. Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "(j) "Expiration Date" means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)."

                  5. Section 1 of the Rights Agreement is hereby amended by adding the following new Sections 1(dd), 1(ee), 1(ff) and 1(gg) immediately after Section 1(cc):

                  "(dd) "Merger Agreement" means the Agreement and Plan of Merger, dated as of June 15, 2001, among the Company, Cendant Corporation, a Delaware corporation ("Parent"), and Galaxy Acquisition Corp., a Delaware corporation ("Purchaser").

                  (ee) "Option Agreement" means the Option Agreement, dated as of June 15, 2001, among the Company and Parent.

                  (ff) "SAir Agreement" means an agreement, document or instrument, and any amendments thereto, the substance and form of which have been approved in writing by an authorized officer of the Company, pursuant to which SAirGroup and any of its Affiliates or Associates (i) grant to Parent a proxy, whether or not irrevocable, to vote Common Shares in favor of the Merger (as defined in the Merger Agreement), and / or (ii) agree to certain transfer restrictions with respect to Common Shares Beneficially Owned by them, and / or (iii) agree to certain non-solicitation obligations.

                  (gg) "Transaction Support Agreement" means the Transaction Support Agreement, dated as of June 15, 2001, among Parent, United Airlines, Inc. and Covia LLC."

                  6. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

                           "Notwithstanding anything in this Agreement to the
                  contrary, none of Parent, Purchaser, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, solely by reason or solely as a result of (i) the approval, execution, or delivery of the Merger Agreement, the Option Agreement, the SAir Agreement or the Transaction Support Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the consummation of the other transactions contemplated by the Merger Agreement, the Option Agreement, the SAir



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                  Agreement or the Transaction Support Agreement, or (iv) the
                  announcement of any of the foregoing."

                  7. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

                  8. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

                  9. This Amendment No. 1 to the Rights Agreement will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

                  10. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

                  11. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

                  12. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.

                                          Very truly yours,

                                          GALILEO INTERNATIONAL, INC.


                                          By: /s/ James E Barlett
                                             Name: James E Barlett
                                             Title: Chairman, President & CEO

Accepted and agreed to as of the
effective time specified above:

LaSALLE BANK NATIONAL
ASSOCIATION


By:  /s/ Mark Rimkus
     Name: Mark Rimkus
     Title: Assistant Vice President



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